Exhibit 10(c)

AMENDMENT TO THE ENERGY FUTURE HOLDINGS CORP.

EXECUTIVE CHANGE IN CONTROL POLICY

THIS AMENDMENT to the Energy Future Holdings Corp. Executive Change in Control Policy (the “Policy”), originally effective as of May 20, 2005, is made by Energy Future Holdings Corp. (the “Company”) this 20th day of December 2010, to be effective as of January 1, 2009.

WITNESSETH:

WHEREAS, the Company desires to amend the Policy to clarify the applicability of the exemption from Section 409A of the Internal Revenue Code of 1986, as amended for certain separation pay plans and, where necessary, to comply with Code Section 409A and the regulations and other guidance promulgated thereunder; and

WHEREAS, the Company has the sole discretion to change, modify, alter or amend the Policy at any time;

NOW, THEREFORE, in consideration of the premises contained herein, the Company shall amend the Policy as follows, effective as of January 1, 2009.

1. Subsection a, of Section 3, entitled “Available Benefits”, is hereby amended in its entirety to read as follows:

“a. Cash Severance Payment. Eligible Executives will receive a one-time lump sum cash severance payment in an amount equal to a multiple of the aggregate of: (i) the Eligible Executive’s annualized base salary in effect immediately before the termination or resignation, or the Executive’s annualized base salary in effect as of the effective date of the Change in Control, whichever is greater; plus (ii) the Eligible Executive’s target annual incentive award for the year of the termination or resignation. The multiple will be determined as set forth in the following chart, and will be based on the Eligible Executive’s position with the Company immediately prior to the termination or resignation, or the Eligible Executive’s position as of the effective date of the Change in Control, whichever position is more senior:

Position	Multiple of Base Salary + Target Annual Incentive

Chief Executive Officer	3x

Member of Senior Leadership Team	2x

Member of Leadership Team	1x

The severance payment will be made within the 90-day period following the Eligible Executive’s termination of employment; provided that if the 90-day period begins in one taxable year of the Eligible Executive and ends in a subsequent taxable year of the Eligible Executive, such payment shall be made in the subsequent taxable year. Notwithstanding the foregoing, if the Eligible Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, the severance payment will, to the extent required under Code Section 409A, be made on the first business day following the expiration of six (6) months following the date of the Eligible Executive’s termination of employment.

The severance payment will be subject to all applicable tax withholdings and will also be reduced by the amount of any obligations which the Eligible Executive owes to the Company. Such obligations may include, but are not limited to, some or all of the following:

(1) The entire balance, if any, that the Eligible Executive owes under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and

(2) Any balance on Company-issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.”

2. Subsection c, of Section 3, entitled “Available Benefits”, is hereby amended in its entirety to read as follows:

“c. Health Care Benefits. Eligible Executives will be eligible for continued health care coverage under the Company’s health care plans for the applicable COBRA period. The required contribution by the Eligible Executive for such continued coverage will be the applicable employee rate, for the period shown in the following table, unless and until the end of such period, or until the Eligible Executive becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit. The period of continued health care coverage provided for herein shall run concurrently with the Eligible Executive’s available COBRA coverage period.

Position	Period of Subsidized Premium for Health Care Coverage

Chief Executive Officer of EFH	18 months

Member of Senior Leadership Team	18 months

Member of Leadership Team	1 year

If an Eligible Executive who is the Chief Executive Officer of EFH or a member of the Senior Leadership Team is covered under the Company’s health care plans through the end of such eighteen (18) month period, then such Eligible Executive shall receive an additional payment on the last day of such eighteen (18) month period, in an amount equal to the monthly cost of such coverage (determined as of such date) for the period provided in the following table:

Position	Period of Subsidized Premium for Health Care Coverage

Chief Executive Officer of EFH	18 months

Member of Senior Leadership Team	6 months

Such payment shall be made in a lump sum.”

3. Subsection g, of Section 3, entitled “Available Benefits”, is hereby amended in its entirety to read as follows:

“g. Tax Gross-up. If any payment, distribution or provision of a benefit hereunder (a “Payment”) would be subject to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or any interest or penalties with respect to such excise or other additional tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company, Parent Corporation, Surviving Corporation or any subsidiary thereof, as applicable (for purposes of this Section, all such entities are referred to as the “Surviving

Company”) shall pay to the Eligible Executive an additional payment (“Gross-up Payment”) in an amount such that, after payment by the Eligible Executive of all taxes, including any income taxes and Excise Taxes imposed on any Gross-up Payment (including any interest or penalties imposed with respect to such taxes), the Eligible Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, however, if the aggregate value of the Payments (as determined in accordance with Code Section 28OG) is less than 110% of the product (such product to be referred to herein as the “Excise Tax Threshold”) of three times the Eligible Executive’s “base amount” (as such term is defined in Code Section 280G), then the Eligible Executive shall not be entitled to a Gross-up Payment, and the Payments shall be reduced so that their aggregate value is equal to $1.00 less than the Excise Tax Threshold, first, by reducing the Health Care Benefits provided following the expiration of the 18-month COBRA coverage period, if applicable and, second, by reducing the Cash Severance Payment. The Surviving Company will coordinate with the Eligible Executive to make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Eligible Executive shall notify the Surviving Company in writing of any claim by the Internal Revenue Service which, if successful, would require a Gross-up Payment (or a Gross-up Payment in excess of that initially determined). The Surviving Company shall notify the Eligible Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Surviving Company decides to contest such claim, the Eligible Executive shall cooperate with the Surviving Company in such action; provided, however, the Surviving Company shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or income lax, including interest and penalties with respect thereto, imposed as a result of the Surviving Company’s action. If, as a result of the Surviving Company’s action with respect to any such claim, the Eligible Executive receives a refund of any amount paid by the Surviving Company with respect to such claim, the Eligible Executive shall promptly pay such refund to the Surviving Company. If the Surviving Company fails to timely notify the Eligible Executive whether it will contest such claim or the Surviving Company determines not to contest such claim, then the Surviving Company shall immediately pay to the Eligible Executive the portion of such claim, if any, which it has not previously paid to the Eligible Executive.

Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Surviving Company to the Executive within five days of the determination of the amount of the Gross-Up Payment; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section, the Surviving Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.”

4. Subsection h, of Section 3, entitled “Available Benefits”, is hereby added to read as follows:

“h. Administrative Delay in Payment. Benefits hereunder shall be paid on the date specified in accordance with the foregoing provisions of this Section 3; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the last day of the calendar year in which payment would otherwise be made or, if later, the 15th day of the third calendar month following the date on which payment would otherwise be made.”

5. Section 4, entitled “Agreement and Release”, is hereby amended in its entirety to read as follows:

“4. Agreement and Release. Except as otherwise provided under Section 9, each Eligible Executive’s eligibility for any of the benefits described herein will be subject to, and conditioned upon, the Surviving Company’s receipt of an executed Agreement and Release, in the form provided by the Surviving Company, on or prior to the ninetieth (90th) day following the Eligible Executive’s termination of employment.”

6. Section 7, entitled “Change in Control”, is hereby amended in its entirety to read as follows:

“7. Change in Control. For purposes of this Policy, the term “Change in Control” shall mean the occurrence of any one or more of the following events: (i) the sale (or combined sales within the 12-month period ending on the date of the most recent sale) of all or substantially all of the consolidated assets or capital stock of the Company, or an Affiliate, to a person (or group of persons acting in concert) who is not an Affiliate of the Company or any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by the Company, any member of the Sponsor Group or its Affiliates to a person (or group of persons acting in concert) of the common stock of the Company that results in more than 50% of the common stock of the Company (or any resulting company after a merger (the “Surviving Corporation”)) being held by a person (or group of persons acting in concert) who is not an Affiliate of the Company or any member of the Sponsor Group; or (iii) a merger, recapitalization or other sale (or combined sales within the 12-month period ending on the date of the most recent sale) by the Company, any member of the Sponsor Group or their Affiliates of the common stock of the

Company, after which the Sponsor Group owns less than 20% of the common stock of, and has the ability to appoint less than a majority of the directors to the Board of Directors (“the Board”) of, the Company (or any Surviving Corporation) and at least one person (or group of persons acting in concert) has acquired 30% or more of such common stock; and with respect to any of the events described in clauses (i) through (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the Board than the Sponsor Group.

Notwithstanding any provision of this Policy to the contrary, for purposes of this Section, the term “Affiliate” shall have the meaning ascribed to it under applicable provisions of Section 409A of the Code and, for purposes of clause (i) shall include any such entity for whom the Eligible Executive is performing services at the time of the Change in Control event, an entity that is liable for the payment of the benefits hereunder, or an entity that is a majority shareholder of the foregoing entities. The determination of whether a Change in Control has occurred under this Policy shall be made by EFH in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.”

7. Section 10, entitled “Termination of Employment”, is hereby added to read as follows:

“10. Termination of Employment. Except to the extent otherwise provided in Section 9, no benefits will be paid until the Eligible Executive has experienced a termination of employment. For purposes of this Policy, an Eligible Executive shall be treated as having experienced a termination of employment on the date on which the Surviving Company and the Eligible Executive reasonably anticipate that no further services will be performed by the Eligible Executive for the Surviving Company or any person with whom the Surviving Company would be considered a single employer under Treasury Regulations §1.409A-1(h)(3).”

8. Section 11, entitled “Compliance with Tax Laws”, is hereby added to read as follows:

“11. Compliance with Tax Laws. Notwithstanding any provision in this Policy to the contrary, if any portion of this Policy does not constitute a separation pay plan exempt from the requirements of Code Section 409A and an ambiguity exists with respect to any benefit under this Policy that constitutes a deferral of compensation under a nonqualified deferred compensation plan, as such term is described under Section 409A of the Code, the Company shall interpret the Policy in such manner as it, in its sole and absolute discretion, deems necessary to comply with the requirements of Section 409A of the Code and applicable guidance published in the Internal Revenue Bulletin.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising an Amendment to the Energy Future Holdings Corp. Executive Change in Control Policy, Energy Future Holdings Corp. has caused these presents to be duly executed in its name and on its behalf this 20th day of December, 2010.

By:	/s/ RICHARD LANDY
Richard Landy
Executive Vice President, Human Resources

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